Exhibit 10.07

January 17, 2014

Jack Lazar

Via Email

Dear Jack:

We are pleased to offer you a position with Woodman Labs, Inc. DBA “GoPro” (the “Company”), as a Chief Financial Officer reporting to Nicholas Woodman. If you decide to join us, you will receive an annual salary of $350,000, which will be paid semi-monthly on the 15th and last day of the month in accordance with the Company’s normal payroll procedures. You will also be eligible for a bonus of up to 75% of your annual salary per year, which will be paid annually based on company performance and individual objectives.

You will also be eligible to receive certain employee benefits. A list of current employee benefits will be provided in the Benefits Information Guide. Eligibility for benefits begins on the first (1st) day of the month following your first day of employment, with the exception of participating in our 401k which you will be eligible on the first day of your employment. You should note that the Company may modify job titles, salaries, commission plans, bonuses and benefits from time to time as it deems necessary and at its sole discretion (acknowledging that such changes in certain circumstances may trigger Change in Control rights set out in this letter).

Subject to approval of the Company’s Board of Directors (the “Board”), you will be granted an option (“Option”) to purchase 900,000 shares of the Company’s Common Stock, at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves the Option. The fair market value of the Company’s Common Stock as of September 30, 2013, as determined most recently by the Board, is $16.19 per share. The fair market value of the Company’s Common Stock as of December 31, 2013 is currently estimated to be $16.22 per share. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2010 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement which will be made available to you at the time of grant.

The exercise price per share of the Option will be determined by the Board when the Option is granted. You will vest in 20% of the shares subject to the Option after 12 months of continuous service, and the balance of the shares subject to the Option will vest in equal monthly installments over the next 48 months of continuous service, as described in the applicable Stock Option Agreement.

Subject to the approval of the Board, you will be granted 100,000 shares of restricted stock units (“RSUs”) under the Plan. The RSUs will vest in four equal annual installments of 25% each based on your continuous service. RSUs that vest will be settled in the Company’s Common Stock in the calendar year following the year of vesting. For example, RSUs that vest in 2014 will be settled in 2015. The RSUs shall be subject to the terms and conditions set forth in the Plan and in the Restricted Stock Unit Agreement between you and the Company. You will be responsible for applicable withholding taxes that become due upon settlement of the RSUs. The RSUs will permit payment of taxes through stock withholding in our sole discretion and, to the extent there is a public market for our common stock, sell-to-cover transactions.

Upon commencement of employment, you will also be entitled and subject to the terms and conditions set out in the accompanying Change in Control Severance Agreement, once fully executed.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice. Any modification or change in your at will status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

The Company reserves the right to conduct background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon satisfactory verification of your criminal, education and employment history, and this offer can be rescinded based upon data received in the verification.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

By your signature below, you acknowledge that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed, and you represent that your signing of this offer and commencement of employment with the Company will not violate any such agreement. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conducts which are included in the Company Handbook.

As a condition of your employment, you are also required to sign and comply with the Company’s standard Employee Invention Assignment and Confidentiality Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information. All arbitration hearings shall be conducted in San Mateo County, California. The parties hereby waive any rights they may have to trial by jury in regard to such claims. This Agreement does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

To accept the Company’s offer, please sign and date this letter in the space provided below. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This offer of employment will terminate if it is not accepted, signed and returned by January 20, 2014. We would like to have you start on January 24, 2014. Your benefits will start February 1, 2014, except as set forth above.

We look forward to your favorable reply and to working with you at GoPro.

Sincerely,

/s/ Nicholas Woodman 1/17/14
Nicholas Woodman
Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ Jack Lazar
Jack Lazar

Date:	1/17/14

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